UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13D/A
                    Under the Securities Exchange Act of 1934

                                (Amendment No. 1)

                              HeadHunter.NET, Inc.
                              --------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
                     ---------------------------------------
                         (Title of Class of Securities)

                                    422077107
                                  ------------
                                 (CUSIP Number)

                               Omnicom Group Inc.
                          437 Madison Avenue, 9th Floor
                            New York, New York 10022
             Attention: Robert A. Profusek, Executive Vice President
                                 (212) 415-3600
            ----------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)

                                    Copy to:

                           Jones, Day, Reavis & Pogue
                              599 Lexington Avenue
                            New York, New York 10022
                         Attention: Thomas W. Bark, Esq.
                                 (212) 326-3939

                                  July 19, 2000
              -----------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the reporting person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box. |_|


                              (Page 1 of 4 Pages)

Explanatory Note:

      This amended statement amends and supplements the information set forth in the statement on Schedule 13D filed by Omnicom Group Inc. and Bernard Group Inc. on August 1, 2000.




Item 7. Material to be Filed as Exhibits.


Item 7 is hereby amended as follows:


Exhibit 1:  Merger Agreement, as amended (incorporated by reference to Exhibit
            2.2 to HeadHunter.NET, Inc.'s Form S-4, as filed with the SEC on June 19, 2000).

Exhibit 2:  Shareholders' Agreement (filed herewith).

Exhibit 3: Waiver (incorporated by reference to Exhibit 3 to the Schedule 13D filed by Omnicom and BHG with the SEC on August 1, 2000).

Exhibit 4:  Registration Rights Agreement (filed herewith).

Exhibit 5:  Credit Agreement (filed herewith).

Exhibit 6: Agreement Among Filing Parties (incorporated by reference to Exhibit 6 to the Schedule 13D filed by Omnicom and BHG with the SEC on August 1, 2000).


                              (Page 2 of 4 Pages)

                                   SIGNATURES


      After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct, and agree that this Amendment No. 1 to Schedule 13D may be filed collectively on behalf of each of the undersigned by Omnicom Group Inc. and Bernard Hodes Group Inc.

Date: August 1, 2000                    OMNICOM GROUP INC.


                                        By: /s/ ROBERT A. PROFUSEK
                                            ---------------------------
                                        Name:  Robert A. Profusek
                                        Title: Executive Vice President

                                        BERNARD HODES GROUP INC.

                                        By: /s/ BARRY J. WAGNER
                                            ---------------------------
                                        Name:  Barry J. Wagner
                                        Title: Secretary


                              (Page 3 of 4 Pages)

                                  EXHIBIT INDEX

Exhibit 1:  Merger Agreement, as amended (incorporated by reference to Exhibit
            2.2 to HeadHunter.NET, Inc.'s Form S-4, as filed with the SEC on June 19, 2000).

Exhibit 2:  Shareholders' Agreement (filed herewith).

Exhibit 3: Waiver (incorporated by reference to Exhibit 3 to the Schedule 13D filed by Omnicom and BHG with the SEC on August 1, 2000).

Exhibit 4:  Registration Rights Agreement (filed herewith).

Exhibit 5:  Credit Agreement (filed herewith).

Exhibit 6: Agreement Among Filing Parties (incorporated by reference to Exhibit 6 to the Schedule 13D filed by Omnicom and BHG with the SEC on August 1, 2000).


                               (Page 4 of 4 Pages)